Exhibit 99.1

A NASDAQ Listed Company: SGC

FOR IMMEDIATE RELEASE

Superior Group of Companies, Inc. Announces Executive Leadership Realignment

SEMINOLE, Fla. - March 3, 2020 – Superior Group of Companies, Inc. (NASDAQ: SGC), today announced that, effective March 2, 2020, Michael Attinella has resigned as Vice President, Chief Financial Officer and Treasurer to pursue other opportunities. Mr. Attinella has agreed to assist in the orderly transition of his CFO responsibilities through March 13, 2020.

“On behalf of the Company, I want to thank Mike for his contributions over the last year and a half. While his stay with us was brief, he was able to make significant contributions to the Company. He was instrumental in driving the successful refinance of the Company’s debt obligations as well as supporting many other operational initiatives. We wish Mike continued success in the future,” said Michael Benstock, CEO.

Andrew D. Demott, Jr., the Company’s COO, will reassume the CFO and Treasurer responsibilities while maintaining his current COO responsibilities. Andy served as the Company’s CFO and Treasurer from 1998 until August of 2018, when Mike assumed the roles. Andy previously served as CFO, COO and Treasurer from 2015 through 2018.

“Over the last few years, Andy has been instrumental in leading many of the significant transformational initiatives that have strengthened our operational performance, including the recent SAP implementations at HPI and CID and WMS implementation at CID. With the bulk of these major projects behind us, as well as Andy’s 20 years of experience in the CFO role, we are confident that he will effectively and strategically manage his multiple roles for the foreseeable future,” said Michael Benstock, CEO.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, formerly Superior Uniform Group, established in 1920, is a combination of companies that help customers unlock the power of their brands by creating extraordinary brand experiences for employees and customers. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, HPI® and CID Resources are signature uniform brands of Superior Group of Companies. Each is one of America’s leading providers of uniforms and image apparel in the markets it serves. They specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every day, more than 6 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions® and Public Identity® are signature promotional products and branded merchandise brands of Superior Group of Companies. They provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of its business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:
Andrew D. Demott, Jr.	OR	Hala Elsherbini
COO, CFO & Treasurer		Halliburton Investor Relations
(727) 803-7135		(972) 458-8000